CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

      We consent to the incorporation by reference in the registration statements of Industri-Matematik International Corp. on Form S-8 (SEC file no. 333-19737), Form S-8 (SEC file no. 333-25407), and Form S-8 (SEC file no. 333-81905) of our report dated July 29, 1999, on our audits of the consolidated financial statements of Industri-Matematik International Corp. as of April 30, 1998 and 1999, and for the years ended April 30, 1997, 1998, and 1999, which report is included in this Annual Report on Form 10-K.

Stockholm, Sweden, July 29, 1999

OHRLINGS COOPERS & LYBRAND AB


By: /s/ ROBERT BARNDEN
    -------------------------------
    Robert Barnden